Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Digital Brands Group, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of Digital Brands Group, Inc. (the “Company”), to be filed on or about May 5, 2026, of our report dated April 9, 2026, with respect to the consolidated balance sheets of the Company as of December 31, 2024 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias, Gini and O’Connell LLP

Irvine, California

May 5, 2026